Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Mirati Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	750,000 (2)	$39.0065 (3)	$29,254,875.00	0.00011020	$3,223.89
Total Offering Amounts					$29,254,875.00		$3,223.89
Total Fee Offsets							—
Net Fee Due							$3,223.89

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional number of securities as may become issuable pursuant to the provisions of the Mirati Therapeutics, Inc. 2013 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

(2)    Represents additional shares of Common Stock to be registered and available for issuance under the ESPP, pursuant to an amendment to the ESPP, which was duly authorized and approved and made effective as of May 11, 2023.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant’s Common Stock on May 8, 2023, as reported on the Nasdaq Global Select Market, multiplied by 85%. Pursuant to the ESPP, the purchase price of the shares of Common Stock will be 85% of the lesser of the fair market value of the Common Stock on the Offering Date or the Purchase Date (each as defined in the ESPP).